Exhibit 99.1

Dear Colleague,

It’s been three weeks since we signed our merger agreement with MidAmerican Energy Holdings Company, and we’ve made excellent progress on the first stages of the merger approval process.  To date, three regulatory filings have been made at the federal level, and soon we expect to submit the necessary documentation to start the process in New York state and at the Federal Energy Regulatory Commission (FERC).  Additionally, a proxy filing for shareholders is being developed, as is an application to the Maryland Public Service Commission.

We’ve already made great headway, and I appreciate the time and energy of the many team members contributing to this dynamic process.  Members of the Transaction and Integration Planning Team continue to be squarely focused on keeping the merger approval process on track.  That includes, of course, gaining shareholder approval for the transaction; a vote has not been scheduled, but we expect it to take place between Thanksgiving and Christmas.

Our progress is encouraging and exciting, and the MidAmerican Energy team has been helpful and enthusiastic every step of the way. We must be mindful, however, that final approval of the merger is a long way off.  I would like to impress upon all of you that “running the business” of Constellation Energy must remain our sole focus.  Now more than ever, we must deliver on our business objectives in an extraordinarily challenging market environment.

Our Transaction and Integration Planning Team is developing a framework for how and when any integration activities and communications between the companies will occur, and it looks as if phase one will commence no earlier than January 2009.  I know many of you have questions about potential changes to HR policies and procedures. I assure you that providing timely answers to such questions is a top priority.  For now, however, I must ask for your patience, as we do not expect to address these areas until we’re further along in the merger approval process. I commit to you that we’ll keep you updated as we enter this phase of integration planning.

In the meantime, staying focused on the safe and effective execution of our business plans will ensure a successful transition down the road.  Thank you for your continued support and focus on our business objectives.

Regards,

Mike Wallace

Vice Chairman